Exhibit (o)(4)

MILLER TABAK ASSET MANAGEMENT

CODE OF ETHICS

9/9/2008

as required by Rule 204A-1 of the Investment Advisers Act of 1940 and Rule 17j-1 of

the Investment Company Act of 1940

I.	INTRODUCTION

As a registered investment adviser, Miller Tabak Asset Management (the “Firm”) is required to establish, maintain and enforce a written code of ethics that includes:

•	Standards of business conduct that the Firm requires of each “supervised person” (as defined below) reflecting the Firm’s fiduciary obligations and those of its supervised persons;

•	Provisions requiring the supervised persons to comply with applicable federal securities laws;

•	Provisions that require all “access persons” (as defined below) to report, and the Firm to review, personal securities transactions and holdings periodically;

•	Provisions requiring supervised persons and access persons to report any violations of the code of ethics promptly to the chief compliance officer; and

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Provisions requiring the Firm to provide each supervised person and access person with a copy of the code of ethics and requiring the supervised persons and access persons to provide the Firm with a written acknowledgment of their receipt of it.

Every principal, officer, member and employee of the Firm, and any employee of an affiliate of the Firm who provides investment advice on behalf of the Firm is considered a “supervised person” for purposes of this document (the “Code of Ethics”). Supervised persons of the Firm may also be referred to as Firm “personnel” herein.

The Firm’s Chief Compliance Officer (“CCO”) is responsible for overseeing the Code of Ethics, adopting any revisions and implementing its provisions. This oversight will include: reviewing access person personal securities reports, assessing whether access persons and supervised persons are following required internal procedures, evaluating transactions to identify any prohibited practices, and assessing relative performance of personal accounts versus customer accounts.

Each supervised person and access person must date and sign the Acknowledgment on the last page of this Code of Ethics and return a copy of the signed Acknowledgment to the CCO. At such times as this Code may be amended, each supervised person and access person will be provided with a copy of such amended version and must similarly date, sign and return a copy of the Acknowledgement. In addition, each supervised person and access person must report promptly to the CCO any violations of this Code of Ethics. Any questions concerning this Code of Ethics should be directed to the CCO.

This Code should be read in conjunction with the Firm’s Policies and Procedures Manual (including the Code of Conduct) and the Firm’s Supervisory Procedure Memorandum, the provisions of which also apply to the activities of the Firm’s personnel. Unless otherwise indicated, all references herein to “Rules” are to Rules promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

II.	GENERAL REQUIREMENTS

A.	Standards of Business Conduct

As an investment adviser, the Firm and its supervised persons and access persons are subject to the obligations of a fiduciary, that is, a person in whom special trust and confidence is placed by virtue of that person’s greater knowledge, expertise or authority. Because advisers generally possess much greater knowledge and expertise than their clients respecting securities matters, when acting in this role the Firm’s supervised persons and access persons owe fiduciary obligations to their clients and, therefore, will be held to higher standards of conduct than persons in most other types of businesses. As used in this Code, the term “client” includes any investment company for which the Firm serves as investment adviser.

Prior to undertaking an asset management assignment, the Firm will make a determination that the investment advice or asset management services proposed to be provided to a client is suitable, taking into consideration the client’s financial situation, investment experience, and investment objectives. Accordingly, the Firm will obtain sufficient information regarding the client’s circumstances to enable the firm to determine whether particular advice or services are suitable. Such information will be required to be updated if there is any change in the client’s circumstances.

In its role as investment adviser, the Firm and its supervised persons and access persons will act solely in the best interests of the client and will make full and fair disclosure of all material facts about the Firm’s business and business practices to the client, including any potential conflicts of interest and how such conflicts will be resolved. Potential conflicts include:

•	Relationships with brokers and other service providers

•	Conflicts generated by fee arrangements

•	Proprietary trading of the Firm and its affiliates, and personal trading

•	Use of soft dollar arrangements or expense pass-through provisions

•	Conflicts that may arise in the context of side-by-side management of multiple accounts, such as the allocation of investment opportunities among accounts

•	Conflicts generated by interested party transactions or relationships with affiliated persons.

Fundamental to the Firm’s fiduciary responsibilities are the duties of care and loyalty. The Firm and its personnel and access persons must act carefully, and not negligently, in handling clients’ interests, and also must act with an eye to placing clients’ best interests first.

B.	Basic Ethical Principles

A number of basic principles apply to satisfaction of ethical principles in adviser administration. The Firm and its personnel and access persons may not:

•	Employ any device, scheme or artifice to defraud a client.

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Make any untrue statement of material fact to a client or to the public or omit to state a material fact necessary in order to make the statements made to a client or the public, in light of the curcumstances under which they were made, not misleading.

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client.

•	Engage in any manipulative practice with respect to a client.

The Firm has also adopted a Policies and Procedures Manual (which includes a Code of Conduct) containing additional legal and ethical requirements applicable to all personnel. Non-compliance with the provisions of this Code of Ethics or the Policies and Procedures Manual will not be tolerated by the Firm and violators will be subject to disciplinary action including potential termination of employment.

C.	Prohibited Unethical Practices

The Firm considers the following practices unethical and unacceptable conduct:

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Recommending to a client to whom supervisory, investment management or consulting services are provided the purchase, sale or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client’s investment objectives, financial situation and needs, and any other relevant information known by the Firm.

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Exercising any discretionary power in placing an order for the purchase or sale of securities for a client without obtaining prior written discretionary authority from the client (or within ten business days after the date of the first transaction placed pursuant to oral discretionary authority), unless the discretionary power relates solely to the price at which, or the time when, an order involving a definite amount of a specified security shall be executed, or both.

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Inducing trading in a client’s account that is excessive in size or frequency in view of the financial resources, investment objectives and character of the account in light of the fact that the Firm in such situations could directly benefit from the number of securities transactions effected in a client’s account.

•	Placing an order to purchase or sell a security for the account of a client without authority to do so.

•	Placing an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained a written third-party trading authorization from the client.

•	Borrowing money or securities from a client.

•	Loaning money to a client.

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Misrepresenting to any advisory client, or prospective advisory client, the qualifications of the Firm or any of its personnel or access persons, or misrepresenting the nature of the advisory services being offered or fees to be charged for such service, or omitting to state a material fact necessary to make the statements made regarding qualifications, services or fees, in light of the circumstances under which they are made, not misleading.

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Providing a report or recommendation to any advisory client prepared by someone other than the Firm without disclosing that fact. (This prohibition does not apply to a situation where the Firm uses published research reports or statistical analyses to render advice or where the Firm orders such a report in the normal course of providing service.)

•	Charging a client an unreasonable advisory fee.

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Failing to disclose to a client in writing before any advice is rendered any material conflict of interest relating to the Firm or any of its personnel or access persons which could reasonably be expected to impair the rendering of unbiased and objective advice including: (a) compensation arrangements connected with advisory services to clients which are in addition to compensation from such clients for such services; or (b) charging a client an advisory fee for rendering advice when a commission for executing securities transactions pursuant to such advice will be received by the Firm or its affiliates.

•	Guaranteeing to a client that a specific result will be achieved.

•	Publishing or distributing any advertisement which does not comply with federal securities laws.

•	Disclosing the identity, affairs, or investments of any client unless required by law to do so, or unless consented to by the client.

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Taking any action, directly or indirectly, with respect to those securities or funds in which any client has any beneficial interest, where the Firm has custody or possession of such securities or funds when the Firm’s action is subject to and does not comply with the requirements of applicable Rules.

The foregoing should not be considered an exhaustive list of all of conduct that may be considered unethical or otherwise unacceptable by the Firm.

III.	REPORTING SECURITIES TRANSACTIONS

The Rules require reporting and monitoring of the investment activities of the Firm’s personnel and access persons. When investment advisory personnel invest for their own account, conflicts of interest may arise between a client’s interests and those of the Firm’s personnel.

The Firm will maintain a record of all transactions in “reportable securities” in which an “access person” has a “direct or indirect beneficial interest.”

A.	Who is an “Access Person”

An “access person” is any supervised person or person employed by a company in a control relationship with the Firm who (i) in connection with their regular functions or duties has access to information regarding any client’s purchase or sale of securities, or has information regarding the portfolio holdings of any “reportable fund”; or (ii) is involved in making securities recommendations to clients, or who has access to such recommendations. An “access person” also includes any principal, officer, member, or director of the Firm.

B.	What are “Reportable Securities”

“Reportable securities” include “reportable funds” and all securities defined in Section 202(a)(18) of the Advisers Act1, which includes all listed and unlisted securities, private transactions (e.g., private placements, non-public stocks or warrants, etc.) and derivatives (e.g., puts and calls), except:

•	direct obligations of the United States Government;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments including repurchase agreements;

•	shares issued by money market funds

•	open end mutual funds and exchange traded funds (“ETF’s”), which are not “reportable funds”

“Reportable fund” means any fund for which the Firm serves as investment adviser and any fund whose investment adviser or principal underwriter controls, is controlled by or is under common control with, the Firm.

[1]

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

C.	What is a “Direct or Indirect Beneficial Interest”

A “direct or indirect beneficial interest” is any direct ownership or an indirect pecuniary interest through any contract, arrangement, understanding, relationship or otherwise, including, but not limited to, immediate family members sharing the same household (including a person who is supported directly or indirectly to a material extent by such person), partners in a partnership or beneficiaries of a trust. The term “pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the reportable securities.

D.	Holding Reports

Each access person must submit to the CCO a signed holding report (see below), within ten (10) days of the date the person becomes an access person and thereafter no later than February 15th of each year.

Each holding report shall contain the following information, current as of not more than 45 days before the date the person became an access person or the date of the report as the case may be, for each reportable security in which the access person has a direct or indirect beneficial interest:

•	Title and type of security, exchange ticker or CUSIP number of the security (and interest rate and maturity date, if applicable)

•	number of shares and principal amount of each security and dollar value of purchase

•	date of acquisition

•	nature of the acquisition (purchase or other)

•	nature of the interest (direct or indirect and how held)

•	price of the security at which the transaction was effected

•	name of the broker, dealer or bank with or through which access person maintains an account in which any securities are held

•	date of the report

The copies of each access person’s brokerage account statements which the Firm receives for all personnel pursuant to the Firm’s Supervisory Procedure Memorandum will be used to help satisfy these requirements, provided that they are complete and that the access person verifies the accuracy of such statements in writing within the applicable time period required herein. Reportable securities not reflected on brokerage account statements must be reported separately.

E.	Transaction Reports

Each access person must submit to the CCO a signed transaction report (see below) within thirty (30) days of the end of each calendar quarter, containing the following information with respect to each transaction during the quarter involving a reportable security in which the access person had a direct or indirect beneficial interest:

•	title, exchange ticker or CUSIP number of the security (and interest rate and maturity date, if applicable)

•	number of shares and principal amount and dollar value of purchase

•	nature of transaction (purchase, sale, other type of acquisition, etc)

•	price of the security at which the transaction was effected

•	name of the broker, dealer or bank with or through which the transaction was effected

•	nature of interest ( direct or indirect and how held)

•	date of the transaction

•	date of the report

With respect to any account established by an access person in which any securities were held during the quarter for the direct or indirect benefit of the access person, the access must person must also submit within thirty (30) days of the end of each calendar quarter:

•	The name of the broker, dealer or bank with whom the access person established the account

•	The date the account was established

•	The date that the report is submitted by the access person.

Copies of brokerage account statements containing the above data will be deemed to satisfy these requirements, provided that they are complete and received within the applicable time period required herein. Reportable transactions not reflected on brokerage account statements must be reported separately. Notwithstanding the foregoing, the Firm does not require reports with respect to securities in accounts over which the access person has no direct or indirect influence or control or transactions pursuant to automatic investment plans2.

F.	Review of Reports

Upon receipt of each holding report or transaction report, the CCO will promptly review it for compliance with the policies contained herein. In particular, the review will include:

•	An assessment of whether access persons followed internal procedures set forth in this Code of Ethics;

•	A comparison of access persons’ personal trades with any restricted securities lists maintained by the Firm;

•	An assessment of whether access persons are trading in the same securities for both personal

•	and client accounts and, if so, whether client accounts are receiving less favorable terms;

[2]

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

•	A periodic review of transactions to identify market timing;

•	An investigation of any substantial disparities between the quality of performance access persons

•	achieve for their personal accounts compared to that which they achieve for client accounts; and

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An investigation of any substantial disparities between the percentage of trades that are profitable when access persons trade for their own accounts and the percentage that are profitable when they trade for client accounts.

The CCO will immediately take appropriate action on any items that conflict with or potentially conflict with the Code. Documentation of any actions taken, including any resolution or remediation will be created and maintained under the direction of the CCO. All reports will be initialed by the CCO after their review is complete. The CCO will report the results of reviews to senior Firm management in writing on a periodic basis but at least annually.

IV.	RESTRICTIONS ON INVESTMENTS

A.	Pre-Approvals

Each access person must obtain pre-approval in writing from the CCO or a principal of the Firm before he or she acquires a direct or indirect beneficial ownership of any security in an initial public offering or in a limited offering.

B.	Pending Transactions/Allocation of Investment Opportunities

No personal trades in a security are permitted while a client purchase or sale order in that security is pending without prior approval from the CCO or a principal of the Firm. Investment opportunities must first be offered to clients before the Firm or any personnel or access persons are permitted to participate in the purchase or sale of such security. Furthermore, as described in the Policies and Procedures Manual, all trade allocations must be made to clients first and must not disadvantage any client to the benefit of the Firm or its personnel or access persons.

C.	Misuse of Inside Information

All Firm personnel and access persons will comply with the Firm’s policies (which are set forth in the Firm’s policies and procedures manual) prohibiting the misuse of material, non-public information in accordance with applicable law.

V.	REVIEW AND RECORDKEEPING

A.	Review and Further Action

Firm takes its responsibilities seriously to review employee activities to detect and deter conduct, which is, or could become, a violation of this Code of Ethics where applicable. All personnel and access persons are required to report any suspected violations of this Code to the CCO. Personnel and access persons may also elect to report violations to any other member of Firm senior management if for any reason they prefer to do so or if the CCO is unavailable. It is the policy of the Firm that reporting of actual, suspected or potential violations of this Code be encouraged and that under no circumstances will retaliation for reporting be tolerated.

Firm personnel and access persons should know that they might be asked to explain, informally or otherwise, their conduct or documentation with which they are associated. The Firm may take further action, including placing the individual(s) involved under heightened supervision or restrictions, imposing internal penalties including canceling an improper employee securities trade disgorgement of profits or, in extreme cases, suspension or dismissal.

In certain cases the existence of violations may need to be disclosed to the SEC, FINRA and/or state authorities with the consequent requirement that Form ADV be amended as well as the registrations of the personnel and access persons involved. Corrective action may, in addition, involve unwinding improper client trades and other remedial action to make the client whole.

B.	Books and Records

The Firm will maintain books and records related to the implementation of this Code of Ethics, in accordance with the provisions of Rule 204-2 of the Advisers Act and 17j-1 of the 1940 Act, including the following which will be maintained at the Firm’s principal place of business in an easily accessible place:

•	A copy of this Code as currently in effect, and as in effect for the previous five years and copies of the Acknowledgements received under section I of this Code during such five-year period

•	A record of any violation of this Code, and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurred

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A copy of each report made by an access person and any brokerage account reports and statements used in lieu of such reports for at least five years after the end of the fiscal year in which the report is made or the information is provided;

•	A record of the names of all persons who currently are, or within the past five years were, required to make reports under this Code or responsible for reviewing such reports;

•	A copy of each report to senior Firm management required by section III F of this Code for at least five years after the end of the fiscal year in which it is made; and

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A copy of the record of any decision, and the reasons supporting the decision, to approve the acquisition of securities under section IV A of this Code for at least five years after the end of the fiscal year in which the approval is granted.

ACKNOWLEDGMENT

I have received a copy of the Miller Tabak Asset Management Code of Ethics dated 9/9/20083, I have read it in its entirely, and I agree to comply with the provisions contained therein.

Signature:

Name:

Date:

[3]	This date reflects latest revision of the Code.